Exhibit 10.2

AGREEMENT FOR GUARANTEED MAXIMUM PRICE

CONSTRUCTION SERVICES

CHANGE ORDER

7 June 2006

Project: Wynn Las Vegas	Change Order No.: 11

“Contractor”:	“Owner”:
MARNELL CORRAO ASSOCIATES, INC.	WYNN LAS VEGAS, LLC
222 Via Marnell Way	3131 Las Vegas Boulevard So.
Las Vegas, Nevada 89119	Las Vegas, Nevada 89109

That certain Agreement for Guaranteed Maximum Price Construction Services between Owner and Contractor for Wynn Las Vegas (“Project”) dated as of June 4, 2002 (“Contract”) is hereby modified as follows:

1.	DEFINITIONS.

Initial capitalized terms not otherwise defined in this Change Order shall have the meanings attributed to such terms in the Contract.

2.	SCOPE OF WORK

As provided in Section 15.1.1 of the Contract, the Owner, at its sole expense, implemented an Owner Controlled Insurance Program (OCIP) to furnish certain insurance coverages with respect to the on-Site activities of the Contractor and Subcontractors. The OCIP was established for the benefit of the Owner and Contractor and Subcontractors of all tiers who have performed Work on-Site.

The original Guaranteed Maximum Price in the Contract reflected a credit of $18,000,000.00, based upon the parties’ best efforts to estimate the construction cost savings to be realized as a result of the Owner’s furnishing of the insurance coverages provided under the OCIP. Based on Change Orders No. 4 & 5, the amount of the credit for projected savings for the OCIP was increased from $18,000,000 to $19,867,980.

Section 15.1.3 of the Contract provides that at the end of the Project, prior to Final Payment, the Guaranteed Maximum Price will be adjusted as a result of any variance between the actual savings amount and projected savings established by the foregoing credit amount, pursuant to an OCIP audit.

Section 12.2.1.16 of the Contract requires that as a condition to Final Payment and Final Completion, an OCIP audit be prepared and reasonably approved by Owner which reflects the actual savings amount from the OCIP.

Contractor having achieved Final Completion for all Work areas covered by the OCIP, an OCIP audit was conducted by the OCIP Administrator and Contractor and Owner have agreed upon the results of the OCIP audit. Owner and Contractor agree that based upon the OCIP audit, the actual savings amount for the OCIP is $24,236,418.

The following is a summary level recap of the results of the OCIP Audit:

Project	Job Number	Total MCA OCIP Deduction
Master Plan	100-00-000	19,316
Highrise	100-01-000	7,075,375
Lowrise Master Plan	100-02-000	571,989
Area 1	100-02-100	2,518,466
Area 2	100-02-200	3,439,092
Area 3	100-02-300	3,457,128
Area 4	100-02-400	2,815,733
Area 6	100-02-500	369,471
Aqua Theater	100-03-000	1,165,330
Site Improvements	100-06-000	749,829
Lake Feature	100-07-000	1,660,271
Villas	100-08-000	932,917
Fairway Suites	100-09-000	432,220
Fairway Villas Expansion	120-03-000	497,583
Showroom #1	120-05-000	531,699

Revised MCA OCIP Deduction		26,236,418
Mutually Agreed Upon Credit Adjustments		(2,000,000)

Total MCA OCIP Deduction		24,236,418

Credits Taken:
Original Contract		18,000,000
Change Order #4 – Showroom Addition		581,507
Change Order #5 – Lake/Mountain		1,286,473

Total OCIP Credits		19,867,980

GMP Credit / Final OCIP Adjustment		4,368,438

Accordingly, pursuant to Section 15.1.3 of the Contract, and the procedures outlined in Section E of the OCIP Manual attached as Exhibit P to the Contract, the Guaranteed Maximum Price is to be adjusted to reflect the variance between the actual savings amount of the OCIP ($24,236,418) as determined by the OCIP audit, and the projected savings established by the total OCIP credit amount ($19,867,980) provided for in the Guaranteed Maximum Price based on the original Contract as increased by Change Orders No. 4 & 5, by applying such variance ($4,368,438) as a further credit to the Guaranteed Maximum Price, thereby reducing the Guaranteed Maximum Price to account for the OCIP variance.

3.	DECREASE TO GUARANTEED MAXIMUM PRICE

The GMP set forth in Section 3.1 of the Contract is by this Change Order hereby decreased, by $4,368,438 (equaling the amount of the variance in the OCIP credit), from $1,133,479,322 to $1,129,110,884 as detailed in Paragraph 2 above. From and after the date of this Change Order, any and all references in the Contract Documents to the “Guaranteed Maximum Price” shall mean the amount of $1,129,110,884.

Owner and Contractor agree, acknowledge and accept the results of the OCIP audit as set forth in Paragraph 2 above, and the application of the variance and the adjustment to the Guaranteed Maximum Price as set forth in this Paragraph 3, as full and complete satisfaction of the OCIP Audit and the requirements of Sections 12.2.1.16 and 15.1.3 of the Contract.

4.	RETAINAGE.

As of the date of this Change Order, Owner is holding as Retainage, the total amount of $1,207,550 (“Retainage Amount”). The Retainage Amount shall be released pursuant to the terms of the Contract.

5.	PROJECT SCHEDULE

As of the date hereof the Guaranteed Date of Substantial Completion for the Project which is defined as 27 April 2005 has been achieved by the Contractor. The Phase I Primary Contractor’s Completion Certificate was executed and delivered to the Owner and Owner’s Lenders on 30 September 2005.

6.	RELEASE

In consideration of Owner’s entering into this Change Order and agreeing to the $2,000,000 Credit Adjustment set forth above in the OCIP credit calculation, and as a condition precedent to such Credit Adjustment, effective as of the date of this Change Order, Contractor, on behalf of itself and its successors, assigns, officers, members, managers, affiliates, agents, representatives, past and present, from and hereby fully and completely waives, any and all claims with respect to (i) OCIP and insurance audits as set forth in this Change Order, (ii) the monthly Applications for Progress Payment previously paid by Owner.

In consideration of Contractor’s entering into this Change Order, subject to delivery of the release of the Notice of Lien pursuant to Paragraph 7, and effective as of the date of this Change Order, Owner hereby fully and completely waives any and all claims with respect to (i) OCIP and insurance audits, and (ii) the monthly job cost audits on the Applications for Progress Payment submitted by Contractor.

Owner acknowledges that as of the date of this Change Order, and subject to Contractor’s performance of its obligations and covenants under this Change Order and the Contract, Owner is not aware of any Claims held by Owner against Contractor under the Contract or at law or in equity, other than as to defective or non-complying work as to which Owner has already notified Contractor.

Contractor hereby agrees, represents and warrants that the matters released in this Change Order are limited to matters related to the OCIP and the monthly job cost audits on the Applications for Progress Payment. Contractor’s releases and waivers in this Change Order shall be and remain in effect as a full and complete release of all OCIP and job cost audit matters.

7.	PAYMENT AND RELEASE OF LIEN

Contractor has recorded in Clark County, Nevada Recorder’s Book 20060406, as Instrument 0000368, a notice of lien against the Property (the “Notice of Lien”). Concurrent with the execution of this Change Order, Contractor shall deliver to Owner a duly executed and acknowledged release of the Notice of Lien.

All future payments will be handled pursuant to the terms of the Contract.

8.	MISCELLANEOUS

In no event, except to the extent expressly set forth in this Change Order, shall this Change Order or any term, provision, condition or release herein contained, in any way be or be construed to be a limitation on, or waiver or release of, any liability, responsibility or obligation of Contractor (or any party that provided any services or materials to the Site or Project for, through, under the supervision of or on behalf of Contractor), directly or indirectly relating in any way to or arising out of or under the Contract and or any of the materials, services and/or Work performed by, through, under the supervision of or on behalf of Contractor on the Site and/or Project. Further, except to the extent expressly set forth in this Change Order, nothing in this Change Order shall in any way impair, limit, modify, waive, release, or reduce Owner’s rights, including, but not limited to, warranty, audit and/or setoff rights, under the Contract or any terms or conditions therein.

Except to the extent expressly set forth in this Change Order, nothing in this Change Order shall in any way impair, limit, modify, waive, release, or reduce Contractor’s rights under the Contract or any terms or conditions therein.

This Change Order is effective as of June 7, 2006. The invalidity of any of the provisions, or any portion thereof, of this Change Order, shall not affect the remaining provisions or remaining portion thereof, and the remainder shall be construed as if such invalid provision or portion thereof had not been included in this Change Order.

OWNER:		CONTRACTOR:

WYNN LAS VEGAS, LLC,		MARNELL CORRAO ASSOCIATES, INC.,
a Nevada limited liability company		a Nevada corporation

By:	/s/ Todd Nisbet	By:	/s/ Perry A. Eiman
Name:	Todd Nisbet	Name:	Perry A. Eiman
Title:	Assistant Secretary	Title:	President

ARCHITECT:

BUTLER/ASHWORTH ARCHITECTS, LLC

		By:	/s/ DeRuyter Butler
		Name:	DeRuyter Butler
		Title:	President